UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 25, 2010

Date of Report (Date of earliest event reported)

Commission File Number	Exact Name of Registrant as Specified in Its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
1-1839	COMMONWEALTH EDISON COMPANY (an Illinois corporation) 440 South LaSalle Street Chicago, Illinois 60605-1028 (312) 394-4321	36-0938600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On March 25, 2010, Commonwealth Edison Company (ComEd) entered into a Credit Agreement dated as of March 25, 2010 (the 2010 Credit Agreement) with a group of lenders, JP Morgan Chase Bank, N.A. (JP Morgan), as administrative agent, Bank of America, N.A., as syndication agent and J.P. Morgan Securities, Inc., Banc of America Securities LLC, Barclays Capital and Citigroup Global Markets Inc. as joint lead arrangers. See Item 2.03 below for a description of the 2010 Credit Agreement and related information.

Item 1.02.	Termination of a Material Definitive Agreement.

On March 25, 2010, ComEd and the other parties to an unsecured Credit Agreement dated as of October 3, 2007 among ComEd, the Lenders party thereto and JPMorgan, as administrative agent, terminated that agreement. The termination occurred concurrently with the entry into the 2010 Credit Agreement.

Section 2 – Financial Information

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On March 25, 2010, ComEd entered into the 2010 Credit Agreement. Under the 2010 Credit Agreement, ComEd may borrow funds on a revolving basis, and may request letters of credit, all in a maximum amount outstanding not to exceed $1 billion. The credit facility is fully available for letters of credit. Borrowings may bear interest at a rate based upon either prime or the London Interbank Offering Rate (LIBOR) adjusted for statutory reserve requirements, plus an adder based upon ComEd’s credit rating. The maximum adders for prime rate borrowings and LIBOR borrowings are 137.5 basis points and 237.5 basis points, respectively. The 2010 Credit Agreement requires ComEd to pay a facility fee based upon the aggregate commitments under the agreement. The maximum facility fee is 62.5 basis points. The fees vary depending upon ComEd’s credit rating. ComEd’s senior unsecured ratings are BBB by S&P and Fitch and Baa3 by Moody’s. Based on ComEd’s current credit ratings, the undrawn fee is 37.5 basis points and the fully drawn fee is 225 basis points.

The 2010 Credit Agreement has an initial term expiring on March 25, 2013. ComEd may request up to two one-year extensions of that term, which, if granted by the lenders in their sole discretion, would cause the 2010 Credit Agreement to expire on March 25, 2015. The 2010 Credit Agreement also allows ComEd to request increases in the aggregate commitments, and therefore the aggregate amount available for borrowing and the issuance of letters of credit, up to an additional $500 million. Any such requested increase is subject to the existing lenders, new lenders, or some combination of both, agreeing in their sole discretion to increase existing commitments or extend new commitments.

The 2010 Credit Agreement contains customary representations and warranties, covenants and events of default. The 2010 Credit Agreement requires ComEd to maintain a minimum ratio of cash from operations to interest expense for the twelve-month period ended on the last day of any quarter of 2.00 to 1.0. The ratio excludes (1) after-tax revenues attributable to securitization debt, (2) revenues associated with subsidiaries having solely non-recourse indebtedness, (3) interest expenses attributable to non-recourse indebtedness and securitization debt, and (4) certain changes in assets and liabilities.

Each of the Lenders under the Credit Agreement has made a three-year commitment with respect to its allocation. The following table sets forth the facility allocation of each Lender.

LENDER	THREE-YEAR FACILITY ALLOCATION
JPMorgan Chase Bank, N.A.	$60 million
Bank of America, N.A.	$60 million
Barclays Bank PLC	$60 million
Citibank, N.A.	$60 million
BNP Paribas	$50 million

Credit Suisse AG	$50 million
Deutsche Bank AG New York Branch	$50 million
Goldman Sachs Bank USA	$50 million
Morgan Stanley Bank, N.A.	$50 million
Scotiabanc Inc.	$50 million
The Royal Bank of Scotland plc	$50 million
UBS Loan Finance LLC	$50 million
US Bank National Association	$50 million
Wells Fargo Bank, N.A.	$50 million
CIBC, Inc.	$35 million
Mizuho Corporate Bank (USA)	$35 million
PNC Bank, National Association	$35 million
Royal Bank of Canada	$35 million
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$35 million
The Northern Trust Company	$35 million
The Bank of New York Mellon	$25 million
Union Bank, N.A.	$25 million
TOTAL	$1 billion

A copy of the 2010 Credit Agreement is attached hereto as Exhibit 99.1.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Credit Agreement dated as of March 25, 2010 among ComEd, the Lenders named therein, and JPMorgan, as Administrative Agent.

* * * * *

This Current Report includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as those discussed in (1) Exelon’s 2009 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 18; and (2) other factors discussed in filings with the Securities and Exchange Commission by the Registrants. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this Current Report. ComEd does not undertake any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMONWEALTH EDISON COMPANY

/s/ Joseph R. Trpik, Jr.
Joseph R. Trpik, Jr.
Senior Vice President, Chief Financial Officer and Treasurer
Commonwealth Edison Company

March 26, 2010

EXHIBIT INDEX

Exhibit No.	Description
99.1	Credit Agreement dated as of March 25, 2010 among ComEd, the Lenders named therein, and JPMorgan, as Administrative Agent.